Exhibit 10.17

Amendment to
2012 Omnibus Incentive Plan
Darling International Inc.

Effective November 8, 2016, Section 15.3 of the Darling International Inc. 2012 Omnibus Incentive Plan is amended and restated to read in its entirety as follows:

15.3. Share Withholding. Unless otherwise specified in the applicable award agreement, with respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on or vesting of Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Stock and Performance Units, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to, but not greater than, the maximum statutory total tax that could be imposed on the transaction, provided that the Company shall be permitted to limit the number of shares so withheld to a lesser number if necessary, in the judgment of the Committee, to avoid adverse accounting consequences.